Exhibit 16.

February 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

 Re:  Inter Parfums, Inc.

 We have read the statements that Inter Parfums, Inc. (the "Company") informed us that they will include under Item 4 of the Form 8-KA report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We did not audit the financial statements of the Company for any period subsequent to December 31, 2002.  We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

 /s/ Eisner LLP

Eisner LLP